EXHIBIT 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 19th day of October, 2006 (the “Effective Date”), by and between EMPLOYERS MUTUAL CASUALTY COMPANY (“EMCC”), an Iowa mutual insurance company, and RONALD W. JEAN (“Jean”), an employee of EMCC.

RECITALS:

A.         Jean is employed as the Executive Vice President for Corporate Development of EMCC and, during the course of his employment, has been granted options to purchase shares of common stock (the “Common Stock”) of EMC Insurance Group Inc. (“Group”) pursuant to the terms of the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan and the 2003 Employers Mutual Casualty Company Incentive Stock Option Plan (collectively, the “Plan”).

B.          In order to qualify as incentive stock options under the Internal Revenue Code, the Plan includes certain restrictions that in effect limit the number of options that may be granted to a participant during any given year.

C.          EMCC has determined that options in excess of the limits contained in the Plan were issued to Jean during several years and, consequently, that such options were not issued in accordance with the terms of the Plan.

D.         A grant of additional options was authorized for Jean as part of his compensation arrangement for 2006, but such options were never issued as a result of a determination by EMCC that they would exceed the limits contained in the Plan.

E.          EMCC has now determined that it is appropriate to request the surrender of the excess options granted to Jean and to compensate Jean for the fair value of those options and the options that were authorized for issuance in 2006 but never issued.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, EMCC and Jean do hereby agree as follows:

1.           Status of Excess Options. EMCC and Jean acknowledge that a total of 3,859 options in excess of the limits contained in the Plan have been issued to Jean (the “Excess Options”) and that none of such Excess Options have been exercised. Jean currently holds the Excess Options and has agreed to surrender the same to EMCC in exchange for the payment to be made hereunder.

2.           Surrender of Excess Options. Jean hereby surrenders the Excess Options to EMCC and acknowledges that he shall have no further right, title or interest in and to the Excess Options from and after the Effective Date and that the Excess Options may no longer be exercised by him for his benefit. Jean further acknowledges that the payment to be made to him hereunder shall be in full and final settlement for his surrender of the Excess Options.

3.          Representation Concerning Ownership. Jean hereby represents and warrants to EMCC that he is the registered and beneficial owner of the Excess Options and that the Excess Options are not subject to any lien, pledge, security interest or other encumbrance.

4.           2006 Option Grant. EMCC and Jean acknowledge that a grant of 7,500 options was authorized for Jean as part of his 2006 compensation arrangement, but that such options were never issued as a result of the limitations contained in the Plan (the “2006 Option Grant”). Jean acknowledges that he has no right, title or interest in and to the 2006 Option Grant and that any claim he may have to additional compensation resulting from the non-issuance of the 2006 Option Grant shall be released and settled in full in exchange for the payment to be made to him hereunder.

5.           Payment of Fair Value. EMCC acknowledges that the Excess Options and the 2006 Option Grant were authorized as part of the compensation arrangement approved for Jean by the Senior Executive Compensation and Stock Option Committee of the Board of Directors of EMCC (and, in addition, by the Compensation Committee of the Board of Directors of Group with respect to the Excess Options granted in 2005 and the 2006 Option Grant) and, accordingly, that the Excess Options and 2006 Option Grant were intended to provide Jean with incentive compensation for his services as an executive officer of EMCC. EMCC further acknowledges that it is therefore appropriate to compensate Jean for the fair value of the Excess Options being surrendered pursuant to the terms of this Agreement and for the 2006 Option Grant never received by Jean, as follows:

(a)    Excess Options. As compensation for the Excess Options surrendered by Jean hereunder, EMCC shall pay Jean an amount equal to the estimated “bargain element” that would have been received by him had he retained and later exercised the Excess Options, with the bargain element being equal to the difference between the designated exercise price of each Excess Option and the greater of: (i) the average of the high and low market prices for the Common Stock reported as of the close of trading on the Effective Date (the “Market Price”); and (ii) the sum of: (a) the low market price of the Common Stock during the 12-month period ending on the Effective Date; and (b) 75% of the difference between the high and low market prices of the Common Stock during such 12-month period (the “Calculated Price”); provided, however, that: (i) in the event the Effective Date shall fall within any black-out period in which Jean is restricted from trading in the Common Stock, then the Market Price shall be determined by reference to the average of the high and low market prices for the Common Stock reported as of the close of trading on the last trading day prior to the commencement of such black-out period, and the Calculated Price shall be determined by reference to the 12-month period ending on that same trading day; and (ii) any high and low market prices for the Common Stock occurring during any black-out periods shall be disregarded for purposes of determining the Calculated Price.

(b)   2006 Option Grant. As compensation for non-receipt of the 2006 Option Grant, EMCC shall pay Jean an amount equal to the estimated “fair value” of the 2006 Option Grant, with such fair value being equal to the number of options contained in the 2006 Option Grant times the per-option grant-date fair value as determined (for those options issued in 2006 to other EMCC employees) in accordance with the Black-Scholes-Merton option-pricing model (which method is used by Group for purposes of determining the expense to be recognized in its financial statements as a result of the option grants).

6.          Tax Gross-Up Payment. The payment to be made to Jean pursuant to Sections 5(a) and 5(b) hereof shall be increased by a tax “gross-up” payment to take into account: (i) the differential between the combined federal and state tax rate applicable to such payment (which will be considered ordinary income for federal and state income tax purposes) and the combined federal and state tax rate applicable to long-term capital gains that would have been recognized had Jean retained the Excess Options and received the 2006 Option Grant and later exercised those options and sold the Common Stock received upon exercise after holding such Common Stock for a period of more than one year; (ii) FICA/Medicare taxes payable on the amounts paid under Sections 5(a) and (b) hereof; and (iii) an additional gross-up payment to take into account the federal and state income taxes owing on the “gross-up” payment itself.

7.           Calculation of Payment Amounts and Payment. EMCC shall calculate the amount owing to Jean pursuant to the terms of this Agreement and provide Jean with a copy of such calculations for his review prior to payment. Payment of all amounts owing to Jean hereunder shall be made in immediately available funds no later than three business days after the Effective Date.

8.          EMCC Benefit Plans. EMCC and Jean acknowledge and agree that the payment received by Jean hereunder shall not be eligible for deferral under any of EMCC’s non-qualified plans or trigger contributions on his behalf under any of EMCC’s employee or executive benefit plans. Similarly, the payment received by Jean hereunder will also not be taken into account in calculating any benefits accruing to Jean under any EMCC employee or executive benefit plan.

9.           Public Disclosure. Jean acknowledges that the terms of this Agreement must be publicly disclosed by Group through filings with the Securities and Exchange Commission ("SEC") and that a copy of this Agreement must also be filed with the SEC.

10.        Further Assurances. Jean shall, from time to time, after the Effective Date, at the request of EMCC, and without any further consideration, execute and deliver such other instruments as EMCC may reasonably request to more effectively assign, transfer and surrender the Excess Options to EMCC.

11.        Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the parties hereto, their heirs, beneficiaries, representatives, successors and assigns.

12.        Entire Agreement. This Agreement contains all the terms, conditions and representations agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by written instrument duly executed by the parties hereto.

13.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

EMPLOYERS MUTUAL CASUALTY COMPANY

By:	/s/ Richard W. Hoffmann
Name:	RICHARD W. HOFFMANN
Title:	Vice President and General Counsel

/s/ Ronald W. Jean
RONALD W. JEAN

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